UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2014

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a letter dated August 4, 2014, the Board of Directors (the “Board”) of Gulfport Energy Corporation (the “Company”) was notified by Michael S. Reddin, one of its directors, that he was resigning as a director of the Company. In his letter, Mr. Reddin stated that after three months of service on the Board, he had reached the conclusion that he was unable to properly fulfill the obligations and duties of the role within the time that he currently had available to serve. Mr. Reddin’s resignation was effective August 4, 2014.

On August 4, 2014, in accordance with the Company’s bylaws, the Board appointed Ben T. Morris as a member of the Board. As provided in the Company’s bylaws, Mr. Morris will serve until the next Annual Meeting of Stockholders of the Company or until his earlier death, resignation or removal. The Board also appointed Mr. Morris to serve on its audit committee and its nominating and corporate governance committee.

From 2009 to 2012, Mr. Morris served as the Vice Chairman of the board of directors of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987 (“SMHG”). Since its founding, Mr. Morris has served in various capacities with SMHG, including Executive Vice President and Director of Investment Banking, President and Chief Executive Officer and a member of the board of directors of SMH Capital, a subsidiary of SMHG, and Chief Executive Officer and a member of the board of directors of SMHG. Since 2012, Mr. Morris has served as an advisor to Sanders Morris Harris, Inc., a former subsidiary of SMHG. From 1980 to 1986, Mr. Morris served as the Chief Operating Officer of Tatham Corporation, a privately-held company engaged in natural gas transportation and marketing and oil and gas exploration and production. Mr. Morris began his career as an accountant at Price Waterhouse & Co. in 1967, and in 1973 joined Mid American Oil and Gas Inc. as Chief Financial Officer, eventually serving as President of the company until its sale in 1979. Since July 2011, Mr. Morris has served as a member of the board of directors and Chairman of the audit committee of Yuma Energy, Inc., a privately-held exploration and production company. Mr. Morris has also served on the boards of several public companies, including Capital Title Group from 1998 to 2006, American Equity Investment Life Holding Company from 1997 to 2006, Tyler Technologies, Inc. from 2002 until 2005, where he served as Chairman of its audit committee, Fresh America Corp. from 1992 until 1996, where he served as a member of the compensation committee, and Deeptech International Inc. from 1988 until 1997. Mr. Morris has an extensive financial background, with over 20 years of experience in various aspects of the investment banking business. Mr. Morris received his Bachelor of Business Administration Degree from the University of North Texas, and also holds a Certified Public Accountant certificate from the State of Texas, along with several securities licenses.

The equity compensation provided by the Company to all of its non-employee directors includes an annual grant of restricted stock with an aggregate value of approximately $100,000 based on the closing price of the Company’s common stock on the date of grant. Mr. Morris received 1,556 shares of the Company’s restricted stock under the Company’s 2013 Restated Stock Incentive Plan (the “Plan”), representing a pro-rated portion of the annual non-employee director grant to reflect his service on the Board commencing on August 4, 2014. These shares of restricted stock will vest on June 12, 2015, provided Mr. Morris is in continuous service on such date. In addition, in connection with his appointment to the Board, the compensation committee of the Board granted Mr. Morris a signing bonus of 374 shares of the Company’s restricted stock under the Plan, with a grant date value of approximately $20,000 and a vesting date of August 4, 2015. Mr. Morris will also receive the cash compensation offered to all of the Company’s non-employee directors for services on the Board and its committees, as disclosed in the Company’s definitive proxy statement on Schedule 14A, filed by the Company with the Securities and Exchange Commission on April 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: August 8, 2014	By:	/s/ MICHAEL G. MOORE
Michael G. Moore Chief Executive Officer and President